Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) by and between CornerWorld Corporation (“CornerWorld”, and, together with its subsidiaries and affiliates, the “Company”) and Scott Beck (“Employee”), is effective as of July 28, 2011 (“Effective Date”).

RECITALS

WHEREAS, Employee is party to an employment agreement with CornerWorld dated August 22, 2008 (the “Prior Agreement”), which will expire on August 21, 2011.

WHEREAS, CornerWorld wishes to continue to employ Employee as its Chief Executive Officer (“CEO”), and as the President and CEO of many of CornerWorld’s subsidiaries and Employee wishes to be so employed; and

WHEREAS, this Agreement is being delivered to Employee and entered into by CornerWorld pursuant to the July 28, 2011, resolution of the board of directors of CornerWorld.

WHEREAS, the Company and Employee have amended this Agreement five times subsequent to it being put into place on July 28, 2011, pursuant to resolutions of the board of directors of CornerWorld.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

AGREEMENT

1.           Employment.  CornerWorld hereby employs Employee and Employee hereby accepts employment with CornerWorld as its CEO.  Employee agrees to perform the services specified herein upon the terms and conditions set forth in this Agreement.  The initial term of this Agreement shall commence on July 28, 2011 through July 27, 2021 (the “Initial Term”).  Following the Initial Term, the Employee and CornerWorld may elect to continue this Agreement on such terms as the parties may agree.  By mutual agreement of the parties, the Prior Agreement shall terminate effective as of immediately prior to the Effective Date; provided, that, any payments due and payable to Employee under the terms of the Prior Agreement as of the Effective Date shall be paid pursuant to the terms of the Prior Agreement.

a.           Duties.  Employee shall be employed in the position of CEO of CornerWorld, and as President and CEO of all of CornerWorld’s subsidiaries, effective as of the date of execution of this Agreement.  Employee shall perform his obligations hereunder diligently, faithfully and to the best of Employee’s abilities.  Employee shall comply in all material respects with all policies and procedures applicable to employees of CornerWorld generally and to Employee specifically.  It is specifically acknowledged by both parties that Employee is active in the private equity business and sits on boards of directors/members and serves as an officer of other companies, including companies not affiliated with CornerWorld.  Both parties recognize that Employee shall not be required to devote 100% of his time to the business of the Company in connection with this Agreement.

b.          Salary.  Effective November 1, 2013, Employee’s annual base salary (“Base Salary”) shall become $18,000. During the term of this Agreement the Base Salary shall increase by 5% from the prior year’s Base Salary effective as of each anniversary of the Effective Date. Employee shall be paid on a semi-monthly basis in accordance with the Company’s normal payroll practices. The Base Salary shall not decrease at any time during the Initial Term of this Agreement. Thereafter, any adjustments to Employee’s annual Base Salary shall be within the sole discretion of the Board of Directors of CornerWorld.

c.          Bonus.  In addition to the payment of the Base Salary amounts referred to above, Employee will receive the following additional bonus compensation:

(i)          Employee shall receive a cash bonus equal to 2.00% of the aggregate value of any equity and/or debt financing transaction for the Company, payable out of proceeds at closing of such equity and/or debt capital transaction.

(ii)         Employee shall receive a bonus equal to 3.50% of the Transaction Value (as defined in (v) below) of any merger and/or acquisition by the Company, payable at closing.  If the consideration for the merger and/or acquisition is a combination of cash and stock, Employee will receive this bonus payment in both cash and stock reflecting the split on a pro-rata basis equal to the consideration received by the target company and, if applicable, its shareholder(s), whether effected in a single transaction or a series of related transactions in which the voting power of a counterparty is combined with or transferred to the Company.

(iii)        Employee shall receive a warrant upon closing of any equity or debt financing transaction.  CornerWorld will issue Employee a warrant to purchase such number of shares of common stock of CornerWorld equal to 3.25% of the aggregate number of shares of common stock purchased in and/or issuable upon conversion of convertible securities issued in the equity or debt financing transaction.  The warrant will have a term of nine (9) years following closing and shall contain standard anti-dilution protection in Employee’s favor for structural events such as stock splits, combinations or reorganizations.  Each warrant shall have a strike price equal to (1) in the case of an equity financing, the price per share of common stock paid by the investors in the equity financing, or (2) in the case of a debt financing, the average closing price for CornerWorld’s common stock for the five trading days preceding the date of closing.  The warrants will include provisions for cashless exercise (i.e., net issuance).  The shares underlying the warrant shall entitle the holder to one-time “piggyback” registration rights on any CornerWorld registration.

(iv)        Employee shall receive a warrant upon the closing of any merger and/or acquisition transaction by the Company.  Upon the closing of a transaction CornerWorld will issue to Employee a warrant to purchase such number of shares of common stock equal to 3.25% of the Transaction Value (as defined in (v) below).  The warrant will have a nine (9) year term and shall contain standard anti-dilution protection in Employee’s favor for structural events such as stock splits, combinations or reorganizations and shall have a strike price equal to the average closing price for CornerWorld’s common stock for the five trading days preceding the date of closing of the transaction. The warrants will include provisions for cashless exercise (i.e., net issuance).  The shares underlying the warrant shall entitle the holder to one-time “piggyback” registration rights on any CornerWorld registration.

(v)         “Transaction Value” means the total value of all consideration (including cash, securities or other property) paid or received, directly or indirectly, in a transaction plus the amount of any debt (including capitalized leases) and any other liabilities assumed in a transaction, and amounts payable in connection with a transaction in respect of employment or consulting agreements with the principals of the target company, to the extent not related to the provision of ongoing employment or consulting services.  If the Transaction takes the form of a recapitalization, “Transaction Value” will also include the value of all shares of the acquired company retained by the Company.  If any portion of Transaction Value is payable in the form of securities, the value of such securities, for purposes of calculating our transaction fee, will be determined based on the terms of the transaction agreement and may at the Company’s election be paid in the form of such securities received by the Company.  Fees on amounts paid into escrow will be payable upon the release of such funds from escrow.  Fees relating to contingent payments other than escrowed amounts will be paid to Employee contemporaneously with Company’s actual receipt of such funds.

(vi)        Employee shall receive an annual Performance cash bonus compensation.  This Performance Bonus will be paid at the recommendation and discretion of the Board of Directors or Compensation Committee of CornerWorld as applicable and determined on the “Calculation Dates” as defined below.  Such bonus shall be calculated as of April 30 of each year, commencing with April 30, 2012 (each a “Calculation Date”), and paid to Employee as follows:  50% of the bonus amount shall be paid promptly following the Calculation Date, 25% of the bonus amount shall be paid 6 months following the Calculation Date, and 25% of the bonus amount shall be paid 12 months following the Calculation Date, in each case with all applicable deductions made. The payment of each earned bonus amount shall be made at the time of and in connection with the first payroll payment made by the Company following each respective April 30 due date.  For the avoidance of doubt, Employee shall receive the full bonus amount, payable as set forth above, regardless of whether the Employee is terminated with or without Cause following the applicable Calculation Date.

(vii)       Upon a change in control event of CornerWorld (as defined in Treasury Regulation § 1.409A-3(i)(5)), Employee shall be paid a one-time cash bonus equal to the greater of (1) five percent (5%) of CornerWorld’s fair market value as of the date of the change in control event, or (2) five million dollars ($5,000,000).  The amount shall be due and payable at the time of the change in control event.  The Company may not terminate Employee or effectuate a sale, transfer, hypothecate, spin off or other method available in order to avoid paying this bonus.

(viii)      Employee shall receive ten percent (10%) of (1) amounts paid or payable to the Company, its successors and/or assigns, from any settlement of the Company’s patent infringement claims on the Ranger Wireless U.S. Patent No. 5946623 (August 31, 1999) (the “Patent Infringement Claims”), whether as a lump-sum, perpetual license and/or services licensing agreement, and (2) the net revenue (defined as the per-service charge less the cost of delivery (excluding any other charges, including overhead) of any subscription agreement between the Company and any person in settlement of any Patent Infringement Claims.  The Company shall pay these amounts to Employee as and when such amounts are received by the Company.  Payments under this Section 1(c)(viii) shall be made to Employee or, if applicable, his heirs and assigns, notwithstanding Employee’s termination of employment with or without Cause and/or termination of this Agreement, for the longer of twenty-one (21) years following Employee’s death and the maximum duration permitted under Texas law.  For the avoidance of doubt this Section 1(d)(viii) shall survive Employee’s termination of employment for any reason and/or termination of this Agreement.

(ix)        For purposes of this Agreement, EBITDA shall mean earnings before interest, taxes, depreciation and amortization and excluding any extraordinary expenses not incurred in the ordinary course of CornerWorld’s business and which are not part of CornerWorld’s historical operations (e.g., excluding all transaction fees and similar fees and expenses or extraordinary fees not in the course of normal operations.).

(x)         The terms of Employee’s bonus eligibility and measurement for the bonus awards set forth above shall not change during the Initial Term without express agreement of both parties stated in writing.  Thereafter, any adjustments to Employee’s bonus entitlement, including Employee’s eligibility for any bonus payments and/or programs and/or the measurement criteria for any bonus is within the sole discretion of the Corporation.

d.           Benefits.  Employee shall be entitled to employee benefits and other perquisites consistent with the Company’s policies in place from time to time that are generally available to the employees of the Company.

e.           Reimbursement of Expenses.  The Company shall pay or reimburse Employee for all reasonable travel, entertainment and other business expenses actually incurred or paid by Employee in the performance of his duties hereunder upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of Employee and in accordance with and subject to the Company’s general procedures and policies. Such reimbursements shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

f.            At-Will.  Employee’s employment with CornerWorld exists only at the will of both the Company and Employee.  Either the Company or Employee may terminate the employment relationship at any time for any reason, with or without Cause, by the giving of verbal or written notice of termination.   Nothing in this agreement shall be construed to alter Employee’s at-will status in any way, to specify any term of employment or to otherwise interfere with the at-will nature of Employee’s employment with the Company.

2.           Termination.

a.           For purposes of this Agreement, “Cause” means (i) Employee’s conviction for a felony (under Federal law or the law of the state or foreign law in which such action occurred) committed against the Company; (ii) willful and material disclosure of trade secrets or Confidential Information; (iii) regularly reporting to work under the influence of alcohol or illegal drug which renders Employee incapable of performing his material duties to the satisfaction of the Company, or (iv) willful and material violation by Employee of the confidentiality provisions of the Agreement.

b.           For purposes of this Agreement, “Termination Date” is the date as of which the Employee incurs a separation from service (within the meaning of Internal Revenue Code (“Code”) section 409A) from the Company.  Any notice of termination of the Employee’s employment given by the Employee or the Company pursuant to the provisions of this Agreement shall specify the Termination Date.

3.           Obligations of Company on Termination.  Notwithstanding anything in this Agreement to the contrary, the Company’s obligations on termination of Employee’s employment shall be as described in this Section 3.

a.           Obligations of the Company in the Case of Termination by the Company Without Cause, Death or Disability.  In the event that the Company terminates Employee’s employment other than for Cause, the Company shall provide Employee with the following:

(i)          Amount of Severance Payment.  Subject to the provisions of this Section 3, in addition to any Base Salary and unreimbursed expenses accrued but unpaid as of the Termination Date (which shall be paid in accordance with the customary payroll practices of the Company), the Company shall pay Employee (the “Severance Payment”) the following:

(A)         payment of the full amount of Base Salary for the days remaining of the contract for the full ten (10) year period of the contract, paid in full on the six-month anniversary of the Termination Date;

(B)         any bonus amount that would otherwise have been payable to Employee, payable on the next date on which a bonus amount would have otherwise been payable to Employee following the Termination Date, prorated through the Termination Date;

(C)         grant Employee the option, for the thirty (30) days following the Termination Date, to sell to the Company up to 100% of the Employee’s common stock, stock options and warrants, at a per share price equal to the 10-day average closing price of CornerWorld’s common stock for the ten (10) trading days immediately preceding the date of Employee’s exercise of such option.

(D)         any vacation pay accrued but unpaid as of the Termination Date, payable in a single lump sum payment on the Termination Date; and

(E)         the lump sum payment of five million dollars ($5,000,000) paid in full on the six-month anniversary of the Termination Date.

b.           Obligations of the Company in case of Termination for Cause or Voluntary Resignation by Employee.  Upon termination of Employee’s employment for Cause or Employee’s voluntary resignation, the Company shall have no payment or other obligations hereunder to Employee, except for the payment of any Base Salary, accrued but unpaid bonus amounts, benefits or unreimbursed expenses accrued but unpaid as of the Termination Date.

4.           Protection of Trade Secrets and Confidential Information.

a.           Confidential Information.  Employee understands and acknowledges that, by virtue of Employee’s position, Employee will acquire and/or will have access to knowledge of various confidential, trade secret and/or proprietary information of the Company and/or its clients (all of which is hereinafter referred to as “Confidential Information”).  By way of illustration only, and not limitation, Confidential Information includes information regarding: (1) marketing, advertising, public relations and/or promotional strategies, programs, plans and methods; (2) pricing policies, methods and concepts, product and services strategies, training programs, and methods of operation and other business methods; (3) mailing lists and lists of and information relating to current, former and prospective clients and accounts of the Company; (4) terms of service contracts between the Company and its clients, accounts, vendors and/or suppliers; (5) business plans, expansion plans, management policies and other business policies and strategies; (6) business and sales forecasts, market analyses, costs, sales and revenue reports, budgets, other financial data which relates to the management and operation of the Company and its products and services, and other analyses not publicly disclosed; (7) competitors; (8) internally developed computer programs and software and specialized computer programs and source code; (9) internal procedures, programs, reports and forms of the Company; and (10) other confidential, trade secret and/or proprietary information that allows the Company to compete successfully.

b.           Employee’s Use and Disclosure of Confidential Information.  Except in connection with and in furtherance of Employee’s work on the Company’s behalf, Employee shall not, without the Company’s prior written consent, at any time, directly or indirectly, use, disclose or otherwise communicate any Confidential Information to any person or entity.

c.           Records Containing Confidential Information.  All documents or other records (in whatever medium recorded) containing Confidential Information (“Confidential Documents”) prepared by or provided to Employee are and shall remain the sole property of CornerWorld and/or the Company.  Except with the Company’s prior written consent, Employee shall not copy or use any Confidential Document for any purpose not directly relating to Employee’s work on the Company’s behalf, or use, disclose or sell any Confidential Document to any person or entity other than the Company.  Upon the termination of Employee’s employment relationship or association with the Company or upon the Company’s request, Employee shall immediately deliver to the Company or its designee (and shall not keep in Employee’s possession or deliver to anyone else) all Confidential Documents and all other property belonging to the Company.  This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to the Company’s General Counsel.

d.           Ownership of Proprietary Property.  To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company.  Employee hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest Employee currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

e.           Additional Acknowledgments of Employee.  Employee acknowledges that a breach of any of the covenants contained in this Section 4 will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Employee agrees that if Employee breaches or threatens to breach any covenant contained in this Section 4, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

5.           Survival.  Employee’s obligations under this Agreement shall survive the termination of Employee’s employment relationship or association with the Company and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or any other duty owed or claimed to be owed by the Company to Employee.

6.           Notices.  Employee also agrees and acknowledges that the Company has the right to independently contact any potential or actual future employer of Employee to notify such employer of Employee’s obligations under Section 4 of this Agreement and notify such actual or potential employer of the Company’s understanding of the requirements of this Agreement and what steps, if any, the Company intends to take to insure compliance with or enforcement of this Agreement.

7.           Prior Disclosure.  Employee represents and warrants that he has not used or disclosed any confidential information, trade secret, copyright or any other intellectual property he may have obtained from Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

8.           Confidential Information of Prior Employers.  Employee will not disclose or use during the period of his employment with the Company, any proprietary or confidential information, trade secret, copyright or any other intellectual property belonging to a previous employer or other third party which Employee may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Employee’s memory or embodied in a writing or other physical form.

9.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.         Payment of Enforcement Costs.  The Company shall be responsible for paying its own and the Employee’s attorneys fees, costs, and other expenses pertaining to Employee’s efforts to enforce this Agreement or his rights hereunder, regardless of whether any judgment or verdict is entered against the Employee.  In addition, the Company shall promptly (and in no event later than ten (10) days following its receipt from the Employee of written request thereof) deposit $500,000 into an escrow account from which Employee may draw upon to pay reasonable attorneys fees (including any reasonable retainer), costs and other expenses pertaining to Employee’s efforts to enforce this Agreement.  For the avoidance of doubt, this Section 10 shall survive termination or judicial reformation of this Agreement, and shall continue in force notwithstanding any judgment as to Employee’s likelihood of success.

11.         Escrow of Costs to Defend Against Legal Claims.  The Company shall promptly (and in no event later than (10) days) following receipt of notice of a claim filed against Employee seeking damages in excess of $50,000, the basis of which claim arises in whole or in part from Employee’s actions or omissions in his capacity as an employee, officer or director of the Company, deposit into escrow $500,000 from which Employee may draw upon to pay reasonable attorneys fees (including any reasonable retainer), costs and other expenses pertaining to Employee’s efforts to defend against such claim.  Any amount remaining in escrow following a settlement or final and non-appealable judgment of such claim shall revert to the Company.  This Section 11 shall survive until the date that is five (5) years following the last day of the statutory limitations period, if any, applicable to such claim, notwithstanding Employee’s termination of employment for any reason and/or termination of this Agreement.

12.         Complete Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

13.         Company Gross-Up Payment.  In the event that any payment, benefit or distribution to or for the benefit of Employee (whether paid or payable or distributed or distributed pursuant to the terms of this Agreement, but without regard to any additional payments required under this Section 13) (the “Payments”) is determined to be an “excess parachute payment” pursuant to Code section 280G or any successor or substitute provision of the Code, with the effect that Employee is liable for the payment of the excise tax described in Code section 4999 or any successor or substitute provision of the Code (the “Excise Tax”), then the Company shall pay to Employee an additional amount (the “Gross-Up Amount”) such that the amount retained by Employee, after deduction of any Excise Tax on the Payments, and any federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Payments.

14.         Code Section 409A.  Notwithstanding any provision in this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Code section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  It is intended that this Agreement shall comply with the provisions of Code section 409A and the treasury regulations relating thereto so as not to subject Employee to the payment of interest and tax penalty which may be imposed under Code section 409A.  This Agreement shall be construed and interpreted in accordance with such intent.

15.         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

16.         Successors and Assigns; Assignment.  Employee expressly consents that CornerWorld may assign the rights and benefits given to it in this Agreement and this Agreement shall survive any sale of assets, merger, consolidation, or other change in corporate structure.

17.         Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.   The parties agree that all actions and proceedings relating to this Agreement shall be litigated in Dallas County, Texas.

18.         Amendment and Waiver. This Agreement may not be changed or amended except in writing signed by the parties.  The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

19.         Headings. The headings contained in this Agreement are inserted for convenience only.  They do not constitute a part of this Agreement and in no way define, limit or describe the intent of this Agreement or any provisions hereof.

20.         Construction. This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

21.         Knowledge of Rights and Duties.  Employee has carefully reviewed and completely read all of the provisions of this Agreement and understands and has been advised that he may consult with counsel of his choice for any explanation of his rights, duties, obligations and responsibilities under this Agreement, should Employee so desire.  Employee acknowledges that he/she enters into this Agreement of his own free will.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee and CornerWorld have executed this Agreement effective as of the day and year first above written.

CORNERWORLD CORPORATION

BOARD OF DIRECTORS

By:  /s/ Marc Blumberg

Marc Blumberg

Director

By:  /s/ Scott N. Beck

Scott N. Beck

An individual